Exhibit 99.8

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is dated as of November 3, 2017 (the “Effective Date”) by and between Future FinTech Group Inc., a Florida corporation (the “Company” or the “Seller”) and Zeyao Xue, a Chinese citizen (the “Buyer”).

RECITALS

WHEREAS, the Buyer holds 45.2% of the issued and outstanding equity of the Company, and wishes to purchase 11,362,159 shares of common stock of the Company (the “Shares”) at the per share price defined below; and

WHEREAS, the Company is willing to sell the Buyer 11,362,159 shares of common stock of the Company at the per share price defined below; and

WITNESSETH

NOW THEREFORE, in consideration of the above recitals and promises made in this Agreement, the parties hereby agree as follows:

SECTION 1. Share Purchase.

1.1       Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Buyer, and the Buyer shall purchase from the Company 11,362,159 shares of common stock of the Company (the “Transaction”). The purchase price per share for the Shares shall be the average closing price quoted on the NASDAQ Global Market for the common stock of the Company over the three (3) trading days prior to the Effective Date of the Agreement (the “Purchase Price”).

1.2       Adjustment of the Purchase Price. If, on the third business day following the later of (i) the public disclosure of the execution of the four (4) creditor’s rights purchase agreements discussed below and (ii) the Company’s filing of its Form 10-Q for the quarter ended September 30, 2017 (in each case, counting the date of disclosure as the first such day, provided that the applicable public disclosure is made prior to the close of trading on such date), the per share closing price of Common Stock quoted on the NASDAQ Global Market (the “Disclosure Price”) is higher than the Purchase Price, the Purchase Price shall be adjusted to the Disclosure Price (the “Adjusted Price”), and the Buyer shall pay to the Company an amount equal to (x) the difference between the Purchase Price and the Adjusted Price (y) multiplied by the number of Shares (the “Additional Amount”). If the Disclosure Price is lower than Purchase Price, no adjustment of the Purchase Price shall be made.

SECTION 2. Payments and Closing. The total purchase price of the Shares is $16,437,248.50 (the “Total Price”), as may be adjusted in accordance with Section 1.2 herein, shall be paid in RMB or US$ by wire transfer or methods agreed by the parties to the account designated by the Company. If the Total Price is paid in RMB, the exchange rate between US$ and RMB should be the intermediate rate published by People’s Bank of China on the date of this Agreement. The Shares shall be issued and delivered within fifteen business days upon the approval by the shareholders of Company as stipulated below.

On or prior to the consummation of the Transaction, the following conditions must be satisfied: 1) the full amount of the Total Price has been received by the Company; and 2) the shareholders of Company have approved the amendment to the Second Amended and Restated Articles of Incorporation of the Company to increase the amount of authorized shares of common stock of the Company from 8,333,333 to 60,000,000 and approved the issuance of the Shares pursuant to this Agreement.

SECTION 3. Representations and Warranties of the Company. Except as indicated in its SEC reports, the Company hereby represents and warrants to the Buyer as of the date of this Agreement and as of the closing date as follows:

3.1       Organization and Qualification. The Company and each of the subsidiaries, if any, is an entity duly incorporated or otherwise organized and validly existing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

3.2       Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other transaction documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other transaction documents by the Company have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals (as defined below).

3.3       Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any governmental authority or any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the transaction documents or the offer, issue and sale of the Shares, other than: (i) the disclosure filings required for this Agreement, (ii) such filings as are required to be made under applicable state securities laws, and (iii) the Company shareholders’ approval of issuance of Shares that shall be obtained prior to the closing (collectively, the “Required Approvals”).

3.4       Authorization of the Shares; Registration. The Shares to be sold by the Company and their issue and sale are duly authorized and, when issued and paid for in accordance with the applicable transaction documents, will be duly and validly issued, fully paid and free and clear of all liens imposed by the Company.

3.5       Capitalization. Except as may be described in the Company’s SEC reports, all of the issued share capital of the Company has been duly and validly authorized and issued, is fully paid and non-assessable.

3.6       Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants as of the date hereof and as of the closing date to the Company as follows (unless as made of a specific date stated therein, in which case they shall be accurate as of such date):

4.1        Organization; Authority. The Buyer has the power and authority to enter into and to consummate the transactions contemplated by the transaction documents and otherwise to carry out his obligations hereunder and thereunder. The execution and delivery of the transaction documents and performance by the Buyer of the transactions contemplated by the transaction documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable. Each transaction document to which it is a party has been duly executed by the Buyer, and when delivered by the Buyer in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Buyer, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.2       Understandings or Arrangements. The Buyer is acquiring the Shares for his own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Shares (this representation and warranty not limiting the Buyer’s right to sell the Shares in compliance with applicable federal and state securities laws). The Buyer is acquiring the Shares as principal, not as nominee or agent, and not with a view to or for distributing or reselling the Shares or any part thereof in violation of the Securities Act or any applicable state securities law.

4.3       Foreign Investor. The Buyer hereby represents that he has satisfied himself as to the full observance by the Buyer of the laws of his jurisdiction applicable to the Buyer in connection with the purchase of the Shares or the execution and delivery by the Buyer of this Agreement and the transaction documents, including (i) the legal requirements within his jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to the purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to such Purchaser’s purchase, holding, redemption, sale, or transfer of the Shares. The Buyer’s subscription and payment for, and continued beneficial ownership of, the Shares will not violate any securities or other laws of the Buyer’s jurisdiction.

4.4       Experience of Purchaser. The Buyer, either alone or together with his representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Buyer is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

4.5       Regulation S. The Buyer is a non-U.S. person (as such term is defined in Rule 902 of Regulation S under the Securities Act) and is not acquiring the Shares for the account or benefit of a U.S. person. The Buyer will not, within six (6) months of the date of the transfer of the Shares to the Buyer, (i) make any offers or sales of the Shares in the United States or to, or for the benefit of, a U.S. person (in each case, as defined in Regulation S) other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act, or (ii) engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. Neither the Buyer nor any of the affiliates of the Buyer has engaged or will engage in directed selling efforts (within the meaning of Regulation S) with respect to the Shares, and all such persons have complied and will comply with the offering restriction requirements of Regulation S in connection with the offering of the Shares outside of the United States. Neither the Buyer nor any person acting on his behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Buyer’s Shares. The Buyer agrees not to cause any advertisement of the Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Shares, except such advertisements that include the statements required by Regulation S, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws. Further, any such sale of the Shares by the Buyer in any jurisdiction outside of the United States will be made in compliance with the securities laws of such jurisdiction. The Buyer will not offer to sell or sell Shares in any jurisdiction unless the Buyer obtains all required consents, if any.

4.6       Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Buyer has not, nor has any person acting on behalf of or pursuant to any understanding with the Buyer, directly or indirectly executed any purchases or sales, including short sales, of the securities of the Company during the period commencing as of the time that the Buyer first discussed the transaction with the Company or any other person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending on the closing of the transaction contemplated by this Agreement. The Buyer has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

4.7       No General Solicitation. The Buyer is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.8       Brokers or Finders.  The Buyer has not engaged any brokers, finders or agents, and the Company has not, nor will, incur, directly or indirectly, as a result of any action taken by the Buyer, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

SECTION 5. Registration Rights. Within 180 days from the closing date of the Transaction, the Company shall file a registration statement on Form S-3 or Form S-1 or on such other form promulgated by the SEC for which the Company then qualifies for the registration of the Shares for their resale by the Buyer.

SECTION 6. Restricted Securities. The Buyer understands that the Shares are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Buyer understands that the Shares have not been qualified or registered under the laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities laws.

SECTION 7. Legends. The Buyer understands that the certificates evidencing the Shares issued pursuant to this Agreement may bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THESE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

SECTION 8. Miscellaneous.

8.1        Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

8.2        Use of Proceeds. The Company and its subsidiaries shall use the net proceeds from the sale of the Shares hereunder for the purchase of certain debts of certain Chinese companies from its creditors.

8.3       Number and Gender. All words and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require or as otherwise appropriate in view of their context.

8.4.        Captions. Captions are provided herein for convenience only and they are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

8.5        Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

8.6        Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed as an original; when executed, separately or together, all of such counterparts shall constitute a single original instrument, effective in the same manner as if all parties hereto had executed one and the same instrument.

8.7        Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and constitutes and embodies the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and is a complete and exclusive statement of the terms and conditions thereof, and shall supersede any and all prior oral and written correspondence, conversations, negotiations, agreements and understandings relating to the same subject matter.

8.8        Amendment. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Buyer. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the parties hereto.

8.9        Governing Law. This Agreement shall be governed by and construed in and accordance with the law of the State of Florida, without giving effect to the conflict of law principles thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement with the intent and agreement that the same shall be effective as of the day and year first above written.

Future FinTech Group Inc.

By:	/s/ Hongke Xue
Name: Hongke Xue
Title: Chief Executive Officer

Zeyao Xue

By:	/s/ Zeyao Xue
Name: Zeyao Xue